Exhibit 99

FOR IMMEDIATE RELEASE
For:	Fremont Michigan InsuraCorp, Inc.
933 E. Main
Fremont, Michigan 49412
Contact:	Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Reports Third Quarter 2008 Net Income of $1.3 Million, or $0.72 per Share

Fremont, Michigan, November 10, 2008 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) today reported:

•	Third quarter recognized net income of $1.3 million, or $0.72 per diluted share / $3.5 million, or $1.94 per diluted share, year to date

•	Third quarter combined ratio registered of 87.1% / 90.8%, year to date

•	Third quarter operating income of $2.3 million / $5.3 million, year to date

•	Book value of $22.65 per share as of September 30, 2008

Consolidated Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2008	2007	%	2008	2007	%
Consolidated revenues	$12,430,693	$12,647,956	-1.7%	$36,922,726	$35,060,883	5.3%
Net income	$1,301,866	$569,490	128.6%	$3,523,306	$2,484,545	41.8%
Weighted average shares outstanding	1,771,044	1,779,280	-0.5%	1,777,364	1,778,992	-0.1%
Basic earnings per share	$0.74	$0.32	131.3%	$1.98	$1.40	41.4%
Diluted earnings per share	$0.72	$0.31	132.3%	$1.94	$1.37	41.6%
Operating income (loss) (1)	$2,281,000	$(348,002)	755.5%	$5,290,721	$2,122,590	149.3%
Operating income per share (1)	$1.29	$(0.20)	745.0%	$2.98	$1.19	150.4%
Book value per share	$22.65	$20.79	8.9%	$22.65	$20.79	8.9%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Commenting on the Company’s third quarter results, Richard Dunning, President and CEO, stated, “Income from insurance operations continues to be strong in 2008 on a comparative basis to last year. This strength has offset the performance challenge registered within the investment arena for both individuals and companies. Our peer analysis indicates top quartile performance continues compared to our competitors.”

Consolidated Statements of Operations (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Direct premiums written	$16,620,491	$14,892,593	$45,132,718	$40,391,546

Net premiums written	$13,920,858	$12,399,487	$37,157,252	$33,051,028

Net premiums earned	$12,066,502	$10,874,446	$35,061,830	$31,739,937
Net investment income	563,572	527,002	1,614,847	1,536,762
Net realized gains (losses) on investments	(351,782)	1,124,059	(193,180)	1,446,031
Other income, net	152,401	122,449	439,229	338,153

Total revenues	12,430,693	12,647,956	36,922,726	35,060,883

Expenses:
Losses and loss adjustment expenses, net	6,559,562	7,768,458	19,806,639	19,685,075
Policy acquisition and other underwriting expenses	3,941,913	4,058,431	12,018,546	11,661,017
Interest expense	—	45,010	—	146,170

Total expenses	10,501,475	11,871,899	31,825,185	31,492,262

Income before federal income tax expense	1,929,218	776,057	5,097,541	3,568,621

Federal income tax expense	627,352	206,567	1,574,235	1,084,076

Net income	$1,301,866	$569,490	$3,523,306	$2,484,545

Earnings per share
Basic	$.74	$.32	$1.98	$1.40
Diluted	$.72	$.31	$1.94	$1.37

Combined ratio:
Loss and LAE ratio	54.4%	71.4%	56.5%	62.0%
Expense ratio	32.7%	37.3%	34.3%	36.7%
Combined ratio	87.1%	108.7%	90.8%	98.7%

Direct premiums written increased 11.6% during the quarter and 11.7% year to date led by the personal and commercial segments. From a loss standpoint, the Company did not experience as much volatile weather during the 2008 third quarter compared to the same period in 2007. Less severe weather and lower loss severity from fire related losses contributed to the significant improvement in the third quarter 2008 loss and LAE ratio. The Company’s expense ratio for the third quarter and year to date dropped 4.6 and 2.4 percentage points, respectively. The declining expense ratio is driven by premium growth and lower assessments from state mandated pools and associations in 2008 as compared to 2007. These factors contributed to the improved underwriting results in both the 2008 third quarter and year to date periods. During the quarter and nine months ended September 30, 2008, the Company generated an underwriting profit of $1,565,000 and $3,237,000, respectively.

“We are very pleased with our underwriting results in this challenging market,” stated Kevin Kaastra, Vice President of Finance. “Our discipline, in appropriately pricing our products and our focus on obtaining target market business from our agency force are evident in our strong underwriting results.”

Net investment income increased 6.9% in the third quarter of 2008 compared to the 2007 quarter and 5.1% year to date. The increase was driven by an increase in invested assets. As of September 30, 2008, the tax equivalent book yield in the fixed portfolio was 5.14% compared to 5.31% as of September 30, 2007. The Company incurred a net realized loss during the third quarter 2008 of approximately $352,000 compared to a net realized gain of $1,124,000 in 2007. The third quarter 2008 net realized loss included an other than temporary impairment write-down of $350,000 on a fixed maturity security.

“Given the recent volatility in the financial markets, we believe that our conservative investment strategy coupled with our disciplined underwriting has helped minimize the impact of these difficult financial markets on the Company’s shareholder equity,” commented Kaastra. During the nine months ended September 30, 2008, the Company’s book value per share has increased 2.2%.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is income before federal income tax expense excluding net realized investment gains. Because our calculation may differ from similar measurements used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operation, which is important in understanding and evaluating the company’s financial condition and results of operations.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “loss and LAE ratio”) and the expense ratio. When prepared in accordance with GAAP, the loss and LAE ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing policy acquisition and other underwriting expenses by net premiums earned.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Consolidated Balance Sheets (Unaudited)	September 30, 2008	December 31, 2007
Assets
Investments:
Fixed maturities available for sale, at fair value	$52,866,633	$50,528,874
Equity securities available for sale, at fair value	6,245,502	8,305,133
Mortgage loans on real estate from related parties	248,212	253,656

Total investments	59,360,347	59,087,663
Cash and cash equivalents	5,764,437	4,033,158
Premiums due from policyholders, net	8,766,527	7,852,730
Amounts due from reinsurers	6,034,673	6,588,847
Prepaid reinsurance premiums	409,335	258,875
Accrued investment income	612,877	533,843
Deferred policy acquisition costs	3,551,265	3,334,001
Deferred federal income taxes	4,461,070	2,920,648
Property and equipment, net of accumulated depreciation	2,500,906	2,500,988
Other assets	5,376	43,905

	$91,466,813	$87,154,658

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$18,193,233	$18,058,919
Unearned premiums	24,973,398	22,727,515
Reinsurance balances payable	48,665	199,463
Accrued expenses and other liabilities	8,367,598	6,742,803

Total liabilities	51,582,894	47,728,700

Commitments and contingencies
Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,761,154 and 1,779,321 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	8,728,816	7,722,424
Retained earnings	32,580,726	30,395,771
Accumulated other comprehensive (loss) income	(1,425,623)	1,307,763

Total stockholders’ equity	39,883,919	39,425,958

Total liabilities and stockholders’ equity	$91,466,813	$87,154,658